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                                                                    Exhibit 99.1
CPS Logo

                                  NEWS RELEASE
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   CPS ANNOUNCES $315 MILLION SECURITIZATION WITH IMPROVED ENHANCEMENT LEVELS

IRVINE, Calif. - June 27, 2007 - Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) ("CPS" or the "Company") announced that it closed a term securitization transaction today, issuing $281.925 million of investment grade notes backed by automotive receivables.

In the transaction, qualified institutional buyers purchased $281,925,000 of notes backed by automotive receivables purchased by CPS. The notes, issued by CPS Auto Receivables Trust 2007-B, consist of four classes. The ratings of the notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by Financial Security Assurance Inc.


                                         Interest       Average                        Standard &
   Note Class            Amount            Rate          Life           Price        Poor's Rating    Moody's Rating
------------------ ------------------- ------------- -------------- --------------- ----------------- ----------------
       A-1          $43.700 million      5.3344%      0.22 years       100.000            A-1+              P-1
       A-2          $97.700 million      5.4600%      1.00 years        99.994            AAA               Aaa
       A-3          $45.200 million      5.4700%      2.00 years        99.983            AAA               Aaa
       A-4          $95.325 million      5.6000%      3.20 years        99.972            AAA               Aaa

The weighted average effective coupon on the notes is approximately 5.55%.

The 2007-B transaction has initial credit enhancement of 12.50% consisting of a cash deposit in the amount of 2.00% of the original receivable pool balance, plus subordinated interests of 10.50%. That enhancement level is to be supplemented by accelerated payment of principal on the notes to reach a combined level of 17.75% of the then-outstanding receivable pool balance. These improved levels represent a decrease of 50 and 100 basis points, respectively, from the Company's last regular quarterly term securitization, CPS Auto Receivables Trust 2007-A, in March 2007.

The transaction utilized a pre-funding structure, in which CPS sold approximately $206 million of receivables today and plans to sell approximately $109 million of additional receivables during July 2007. This further sale is intended to provide CPS with financing for receivables originated primarily in the month of June.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

INVESTOR CONTACT

Robert E. Riedl
Consumer Portfolio Services
949-753-6800